                                                                                                                 EXHIBIT 99.1

Event ID:   137457463665
Event Name: Q2 2024 Minerals Technologies Inc Earnings Call
Event Date: 2024-07-26T15:00:00 UTC

P: Operator;;
C: Lydia Kopylova;Minerals Technologies Inc;Head, Investor Relations
C: Doug Dietrich;Minerals Technologies Inc;Chairman and Chief Executive Officer
C: Erik Aldag;Minerals Technologies Inc;Chief Financial Officer
C: D. J. Monagle;Minerals Technologies Inc;Group President, Consumer & Specialties
C: Brett Argirakis;Minerals Technologies Inc;President, Engineered Solutions
P: Daniel Moore;CJS Securities;Analyst
P: Mike Harrison;Seaport Research Partners;Analyst
P: Steve Ferazani;Sidoti & Company;Analyst
P: David Silver;C.L. King;Analyst

+++ presentation

Lydia Kopylova^  Good morning, everyone, and welcome to our second-quarter 2024 earnings conference call. Today's call will be led by Chairman and Chief Executive Officer, Doug Dietrich; and Chief Financial Officer, Erik Aldag. Following Doug and Erik’s prepared remarks, we’ll open it up to questions.

As a reminder, some of the statements made during this call may constitute forward-looking statements within the meaning of the federal securities laws. Please note the cautionary language about forward-looking statements contained in our earnings release and on these slides. Our SEC filings disclose certain risks and uncertainties, which may cause our actual results to differ materially from these forward-looking statements. Please also note that some of our comments today refer to non-GAAP financial measures. A reconciliation to GAAP financial measures can be found in our earnings release and in appendix of this presentation, which are posted on our website. Now I’ll open it up to Doug. Doug?

Doug Dietrich^  Thanks, Lydia. Good morning, everyone and thanks for joining today. Okay, let's go over a quick outline for today's call. I'll begin today's presentation by reviewing some highlights from our second quarter. I also want to take a few minutes to highlight the transformation that’s been happening at MTI and how this is leading to our higher levels of performance.

I’ll then give you an update on what we are currently seeing in our end markets and conditions for the remainder of the year. Erik will then take you through detailed financials and provide an outlook for the third quarter, and I’ll finish up with a small advertisement for our 16th Sustainability Report, which we published earlier this week, and mention a few highlights. We will then open the meeting to questions. With that, let's get started.

We delivered another record quarter, and our portfolio of businesses continues to show its strength. This quarter was also an example of strong operational execution by our team and how we are leveraging the power of our new organization.

Let me take you through some of the specific highlights. Sales this quarter were $541 million. The Consumer & Specialties segment grew 3% over last year on an underlying basis driven by strong growth in both our Consumer Specialty and Specialty Additives businesses. Sales in Engineered Solutions were slightly lower than last year as growth in High Temperature Technologies was more than offset by lower sales in Environmental & Infrastructure due to the continued weakness we are seeing in the commercial construction market.

Operating Income was $85 million, a record level for the company and up 20% over last year. Margins continue to expand, reaching 15.7% in the quarter, ahead of our interim target for this year. We saw a favorable mix of our higher margin products, captured synergies from the reorganization, and our teams continue to execute on our pricing strategies and capture input cost savings. Each business is performing well operationally, focusing on safety, variable cost control, and productivity improvements.

Earnings per share were $1.65, a 26% increase over last year. Operating cash flow also remained strong, increasing 10% over last year. I also want to give you an update on our status with the BMI bankruptcy. As you likely saw in our press release, we agreed to establish a $30 million credit facility for BMI in order to support continued progress with the bankruptcy and mediation process. We see this as a constructive step to keep the process moving forward as expeditiously as possible to a fair and final resolution for all parties. Erik will go into more detail on this in his update in a few minutes.

So, overall, I'm pleased with the quarter, the track the company is on, and our performance so far this year. We’re delivering solid results quarter after quarter, despite facing a few market challenges. We have momentum across our businesses and across the organization and we see even higher levels of performance to demonstrate going forward.

I want to take a few minutes to review the progress we are making against our strategic objectives and use our first-half results as a backdrop to highlight the strength of our business model and of the portfolio of the businesses we’ve built.

Let me begin by saying that our strategy to position ourselves in higher growth and more profitable markets and to invest in new technologies is truly transforming MTI. We've built a resilient portfolio of businesses across both consumer and industrial sectors that provide stable growth platforms to balance instances of industrial market volatility, like we are seeing today. We have outlined that our long-term potential is supported by our leading positions in these markets and geographies, by our core technologies, and by our unique mineral reserves.

Our first-half financial performance is a good example of the type of results this transformation can drive, and I want to highlight for you some of the significant changes we’ve made in each business, the new positions we’ve created, and why we are confident we can not only sustain but strengthen our performance going forward.

Let’s start with the consumer side of the company. We’ve invested in and assembled a portfolio of consumer-based products designed to deliver stable long-term growth. It includes a leading pet litter business with a vertically integrated global footprint.

We continue to leverage the value of this footprint to expand in North America and Europe and in Asia to satisfy demand from growing pet ownership trends. This private-label business is positioned to grow steadily and outpace the broader market rate.

We've made tremendous progress integrating the acquired parts and optimizing it into a global business platform and over the next couple of months, we will be launching a new global brand for this business to reflect this integration and provide a unified reference for our customers.

We’ve expanded our Consumer Specialty businesses into higher margin, growth markets like animal health, personal care, and oil purification and invested in new, natural ingredient technologies that are aligned with macro consumer trends.

In Specialty Additives, our new recycling technologies like NewYield for the paper and packaging industry are gaining significant traction and have become the standard and leading value generator for industry customers who require sustainable solutions.

On the industrial side of the company, we’ve positioned our High Temperature Technologies business as the leader in growing foundry markets around the world and we are transitioning our refractories business with new, advanced formulations and through automated equipment and data collection systems like our Minscan LSC.

We’re expanding our Environmental & Infrastructure portfolio to help solve global challenges with technologies like FLUORO-SORB for PFAS remediation and drilling products for geothermal heating and cooling systems.

These leading positions and innovative solutions generate higher value for our customers and are generating higher margins for us. Our first-half operating margin is just over 15% and we’ve generated $162 million in operating income, up 21% over last year, and EPS of $3.15, which is up 28%.

This profitability is driven by this newer mix of products and also by our culture of operational excellence, which continues to drive efficiencies, remove waste in processes, and helps us to leverage our growth over disciplined overhead spending. I also think it’s important to note that throughout this transformation, we’ve maintained our historically strong cash generation profile and our balanced approach to capital allocation.

This year we’ve generated $106 million in cash from operations, a 34% increase over last year and are generating free cash flow at our target level of approximately 7% of sales. We returned $22 million to shareholders last year and expect to return approximately $75 million this year. And at the same time, we’ve strengthened our balance sheet leverage to 1.7 times EBITDA.

This financial strength, the capability of our aligned and focused organization, and our strong operating culture is a solid foundation to continue to build upon. We understood when we established our five-year growth and financial objectives, that the journey would not take a linear path. But our results thus far, demonstrate that we have put ourselves on a solid trajectory to achieving them. Now, let's review what’s happening in our end markets and the trends for the remainder of the year.

Let's start with Household & Personal Care, we are seeing strong demand for our consumer-oriented products and continue to have a positive outlook for this product line. The summer months are the seasonally low demand point for our pet litter business; however, the market begins to enter its strong season late in the third quarter. For our other Consumer Specialty products, we expect similar demand levels into the third quarter and sales for these products to remain on their strong growth path.

In Specialty Additives, we expect generally stable markets conditions in paper and packaging, and in food and pharma to remain through the second half. Residential construction in the US is also relatively stable for us yet remain below the levels we saw over the past two years.

In addition, we are ramping up three satellites in the second half of the year, which will add to volumes in 2025. And we continue to have a strong pipeline of paper and packaging opportunities, driven by demand for NewYield and for our products targeting the packaging market.

In High Temperature Technologies, we see similar market conditions to the first half in all regions except for a weaker agriculture equipment market in the US, which will have a small impact on our second half metal casting volumes.

We are also keeping our eye on lower steel prices levels in the US, which could impact steel production levels. We are benefiting from the Minscan installations we’ve completed over the past year and have several more scheduled in the second half. Overall, we're expecting another strong profit performance from this product line.

Environmental & Infrastructure is where we see the continued softer market conditions and the one product line with lower sales compared to last year. We expected to see some improvement in the commercial construction market in the second quarter, but given the interest rate sensitivity of this market, our order delivery dates began to slip from the second quarter to later in the year.

Our current expectation is that any meaningful market inflection will likely be late this year or early next. Despite this, other parts of this product line like wastewater remediation solutions, and drilling products remain solid.

I’d like to note that in this product line, our FLUORO-SORB product continues to gain traction. We completed a municipal water installation in Q2 and currently have over 100 pilot projects in various stages. We remain closely engaged with the US Environmental Protection Agency and are gaining similar recognition and engagement with agencies in Europe.

To sum up, we see a relatively positive market landscape ahead for us, albeit one with a few additional pockets of industrial market weakness. The second half demand picture for some of our industrial markets looks to be a bit less certain than it was in the first half, but it is one we feel we can navigate successfully to deliver another record year. Now I'll turn it over to Erik to review the financial details, segment highlights, and our financial outlook for the second quarter. Erik?

Erik Aldag^  Thanks Doug, and good morning, everyone. I’ll begin by providing an overview of our second-quarter results, followed by some details on the performance of our segments, and I’ll wrap up with our outlook for the third quarter. Following my review, I’ll turn the call back over to Doug for some highlights from our latest sustainability report.

Now let’s review our second quarter results. We delivered another strong quarter, with records for operating income, EBITDA, and EPS, excluding special items. Sales in the second quarter were $541 million, up 1% on an underlying basis versus last year.

Operating income increased 20% over last year to $85 million, a record for the company, and operating margin expanded 290 basis points to 15.7%. For the first half, our operating margin was 15.1%, well above the 14% interim margin target we set for 2024.

You can see in the operating income bridge that volume and mix increased income by $3 million, which is net of the impact from the deconsolidation of BMI last year.

The Consumer & Specialties segment contributed most of the favorable volume impact, while the favorable product mix came mostly from Engineered Solutions, driven by higher sales of our newest automated refractory equipment within High Temperature Technologies. Together, volume and mix contributed 80 basis points of margin improvement.

Higher selling prices drove an additional $3 million of income, contributing 40 basis points to the improvement in operating margin. The remaining $8 million of income and 170 basis points of margin growth came from an improvement in our overall cost position.

We are realizing the benefits of productivity and variable conversion cost savings, a generally stable input cost environment, and the full run-rate impact of our $10 million cost savings program. We also benefited from favorable energy cost relative to our expectations heading into the quarter as our supply chain team did a nice job taking advantage of lower rates.

EBITDA was $108 million in the quarter, and EBITDA margin was 19.9%, up 310 basis points over last year. Earnings per share was $1.65, excluding special items, up 26% from prior year. And cash flow remained strong, with cash from operations of $50 million, 10% higher than last year.

Before we move on to our segments, let me take a minute to outline the special items in the second quarter. We recorded special charges of $34 million, primarily related to a $30 million provision for credit loss relating to the company's committed line of credit to BMI Oldco, which is the entity formerly known as BMI. MTI provided this line of credit to facilitate progress in BMI Oldco’s bankruptcy proceeding and ongoing mediation process.

Thus far, MTI has loaned $5 million of this $30 million commitment. However, a provision for the full amount was necessary, since the funds will likely be consumed in the process and/or credited toward the ultimate creation of a 524(g) trust.

Now let’s review the segments, beginning with Consumer & Specialties, second-quarter sales were $284 million, 3% higher on an underlying basis. Sales in the Household & Personal Care product line were 1% higher year over year.

Cat litter sales were temporarily lower this quarter to the timing of product changeovers at a few retailers in the US. Meanwhile, we saw higher sales in several high-margin consumer applications, such as personal care, fabric care, and animal health.

In Specialty Additives, sales were 4% higher on an underlying basis. We had solid volume growth in paper & packaging, driven by improved market conditions in North America and Europe, and the ramp-up of our newest satellites in Asia. In addition, we’ve seen relatively stable demand for our products serving the residential construction market.

Segment operating income was $44 million in the second quarter, 29% higher than last year, driven by higher volume, improved product mix, favorable input costs, and higher pricing. And our operations teams delivered a strong productivity performance. In short, the business is performing well. And as a result, operating margin has improved significantly, up 370 basis points from prior year, to 15.4% of sales.

Looking ahead to the third quarter, we expect year-over-year growth for Household & Personal Care in the mid-single digit range. In Specialty Additives, we expect underlying sales growth to remain similar to what we saw in the second quarter. Overall, for the segment, we expect underlying sales growth versus last year in the low-to-mid-single digit range, and operating margin remaining strong, around 15%.

Now, let’s turn to the Engineered Solutions segment. Second quarter sales were $257 million, 2% below last year. In the High Temperature Technologies product line, sales grew 1%. In North America, foundry and steel markets have been stable, with the exception of softening Ag equipment demand for some of our foundry customers. In Europe, steel markets have remained sluggish through the first half. Meanwhile, we saw continued growth in foundry volumes in Asia, driven by market penetration of our differentiated greensand bond systems and technical services.

In the Environmental & Infrastructure product line, sales were lower by 8%, driven by weakness in commercial construction and large environmental projects. When we talked to you last quarter, we expected more projects to move forward in the second quarter. However, we’ve seen a continued shift in the timing of projects for this business.

Segment operating income was $45 million, up 16% over last year, driven by higher volumes and a favorable product mix in High Temperature Technologies, as well as disciplined pricing and cost control. Operating margin was 17.4% of sales, up 270 basis points from prior year.

Looking ahead to the third quarter, we expect market conditions to remain similar, with sales for the segment slightly lower than last year, and that’s driven primarily by the market conditions in Environmental & Infrastructure as well as softer conditions in the North American Ag equipment market. And we expect operating margin of approximately 16%, in line with our target level for the segment, although lower than the second quarter due to a more normalized product mix.

Now let’s turn to our balance sheet and cash flow highlights, our cash flow performance has been strong. Cash from operations for the first six months of the year totaled $106 million, up 34%. And we delivered free cash flow of $69 million, more than double the first half of last year. For the full year, we expect free cash flow in the $150 million range.

We deployed $37 million toward CapEx in the first half, and we expect between $90 million and $100 million of CapEx for the full year. The rate of capital spend will increase in the second half as we invest in several new paper & packaging satellites, including those equipped with our NewYield recycling technology – and as we complete several units of our high-tech refractory equipment for delivery and installation at customer sites.

In the second quarter, we also repaid $10 million in debt and returned $23 million to shareholders through share repurchases and dividends. To date, we have repurchased $49 million of shares under our one-year, $75 million authorization. Our balance sheet remains very strong, with over $500 million of liquidity and net leverage at 1.7 times EBITDA.

Now I’ll summarize our outlook for the third quarter. We expect a similar level of sales and a solid operating performance in the third quarter. In Consumer & Specialties, we expect underlying sales growth in the low-to-mid-single digit range versus last year, driven by higher sales of cat litter and other consumer-oriented products. In Engineered Solutions, we expect sales to be slightly lower than last year, similar to what we saw in the second quarter.

In summary, for MTI, we expect sales between $535 million and $545 million, continuing the same underlying sales growth trend we saw in the first two quarters. With a more normalized product mix, as well as some seasonally higher energy costs, we’re expecting operating income between $77 million and $80 million, and operating margin remaining strong at close to 15%. And we expect EPS between $1.50 to $1.55.

Where we land in this range depends on how demand plays out, especially in the few industrial markets where we've noted some softness. Regardless, delivering this guidance would represent a record profit level for a third quarter, and would position us well to deliver a record performance for 2024.

With that, I'll turn the call back over to Doug to share some highlights from our latest sustainability report.

Doug Dietrich^  Thanks, Erik. Hopefully, you can hear me this time. But let me finish up here, and then I'll make some comments on making sure that our replay and the transcript is very clear for you.

Before we go to questions, I want to finish up by highlighting our latest sustainability report, the 16th that we have published. For the past decade and a half, we’ve outlined in these reports how safety, environmental stewardship, financial strength, employee engagement, customer satisfaction, community relations and shareholder engagement have always been part of our values, cornerstones for how we run the company and key facets of our strategy. This year’s report is a broad one that reflects all the company has done and continues to do in each area.

A few highlights in this year's report. You will see that we continue to make significant progress toward achieving our 2025 environmental goals, In fact, to date, we have already significantly exceeded 10 of our 12 targets.

We have initiated a Science-based Targets Initiative that we will use to frame our new long-term environmental goals and we have published the first draft of our Scope 3 emissions. Please take some time to read through the report as it highlights our culture and the passion our employees have for our company. It is a true testament to our team's actions to help MTI make a positive impact in each part of the world in which we operate.

I want to thank you for your attention today. It was brought to my attention that a lot of you probably couldn't hear or there was an echo in terms of some of my remarks. We had a bit of a fire drill in here, making sure that was corrected. But we'll make sure that there's a clean audio replay for you to listen to for my 10 minutes remarks and also a very clean transcript for you to read at your leisure.

Anyway, Operator, let's now move into questions.

+++ q-and-a

Operator^  (Operator Instructions) Daniel Moore, CJS Securities.

Daniel Moore^  Thank you. Good morning, Doug. Good morning, Erik. Hopefully you can hear me. I heard you loud and clear. I heard it all. So hopefully, others did as well. Maybe start with consumer. A lot of consumer, more discretionary businesses had a tougher time in Q2. Your consumer businesses held up really well. Feeling any sort of pinch at all in those businesses? Just from maybe a tougher environment. That's one.

And two, in the pet care side, maybe just a little bit more detail regarding the product changeover. When do you expect volumes to return? And ultimately, could that lead to even greater revenue opportunity?

Doug Dietrich^  Yeah, thanks, Dan. Actually, we saw strong, continued strong demand across the consumer-oriented products in Household & Personal Care. A lot of these products, they're more consumer nondiscretionary, they're cat litter, they're pharmaceutical driven, they are into beverages, things that folks are buying regardless. Not your typical consumer spending downturn type item. So we saw some strong demand.

The changeover, and I'll pass it to DJ to give you some more color, it's part of that business, in the pet care business, it happens regularly. We just called this one out this time just to give you some comparisons year over year, but nothing abnormal.

DJ, do you want to go into more color on what that was about and kind of how it plays into some of the strength of what we're doing in pet care?

D. J. Monagle^  Sure. Thanks for the question, Dan. Just to echo part of what Doug said, basically, the shifts that we're seeing in the consumer market are favorable to us. It continues to be private label, especially in the cat litter, is growing at a higher rate than the rest of the market. We're able to take advantage of that, but we also have got great positions with our branded customers.

As far as this changeover goes, it's part of our strategy to work with our partners in their private label strategies. And that will, on occasion, just as we reset and reintroduce new products and upgrade those products, we'll see this from time-to-time. But in general, things are going according our strategy. Good-looking second half, fast approaching.

And just to give you some broader dimension of some of the things that we'll do during these upgrades, it could be as simple as an ergonomic shift on packaging, or just a change in packaging type, or maybe a change in fragrance. But then it also gets more complex, to change the look and flow of the product, to promote greater hygiene at the home.

So it's a couple of different changes going on with some of our good retailers. But overall, it's helping further grow this category and also improve our margins as we upgrade the products.

Daniel Moore^  Perfect. Maybe switching gears to refractories in the High Temperature Tech part of the business. I think we've installed about a dozen or so automated systems over the last two years. There is, I think, 60 or so electric arc furnaces. What are your expectations for growth going forward? Has the lowest-hanging fruit been picked? Or is there really steady, let's say, slope of upgrades still ahead of us?

Doug Dietrich^  Yeah, I'll take that and then I'll pass it over to Brett. No, there's a long road ahead of us here. This is an electric arc furnace application. I think we've installed 15 of them over the past two years. We have another five, I think, to install this year. There's more to that in the United States. And I think we're now just introducing it in Europe. But Brett, do you want to give us how this is playing out and how far we can take it?

Brett Argirakis^  Sure. Thanks, Dan. Look, as we've talked about before, the market has shifted from a BOF or integrated steel more towards the non-integrated steel or electric arc furnaces. We've installed this new equipment, of course, for safety reasons for more efficient refractory applications for our customers.

And it utilizes the combination of our laser technology, our cameras so that we can move people off of the shop floor, so that they can see inside the furnace, and see what they're applying our product to. And then the robotic system, that's PLC control, that applies the product to the right spots of the furnace to make it very efficient.

As Doug mentioned, we have signed 15 agreements, including the refractory supply, probably around $150 million over that period through 2025. And we're working really hard to further penetrate the US market. But we're also now -- we have a nice footprint, a nice pipeline in Europe and also in Japan.

So we have three more agreements signed for 2025. As Doug mentioned, we have five or six more to install this year. So actually, it's nine total units in 2024. And we're developing that pipeline for Europe and Japan. So we feel good about expanding because the European market is also moving in the same direction. They're moving from the integrated to the non-integrated. And so we want to be there to help them, and we're well aligned to meet their needs.

Doug Dietrich^  And Dan, as you know, these are set up, as Brett mentioned, kind of five-year contracts that provide not only the equipment either as a capital sale or a lease, but then the refractory through it. And we've changed our refractory formulations for the electric arc market. That's what I referred to, some higher tech formulations, this equipment, and some of the data gathering that we're working on to bring some more intelligence to that process.

So it's kind of a different business than it was four, five years ago in terms of just per ton gunning. Now it's a different model that we're going at. And I think we still have some room to expand that globally.

Daniel Moore^  Excellent. Maybe switching gears, one more and I'll jump back in queue. But just how should we think about the $30 million commitment to BMI, is that through legal expense or will a good portion of that likely go to fund the eventual settlement? And does this in any way reflect kind of expectations around timing of when we might finally put it to rest?

Doug Dietrich^  Yeah, it's going to fund the process -- largely, those are legal expenses -- to continue to fund the process. But we're in mediation right now. Look, I think it's a supportive and constructive step to keep the process going. It's a very structured process, as you can imagine, through bankruptcy.

I can't give you right now a date as to how it will play out or when it will play out. But I can say that being in mediation is still a good process, right? So we feel like this $30 million should fund it through -- largely toward the end of the year. And we think that's a good runway to keep that process going.

So a constructive step; we wanted to keep it going. And like Erik said, either it will be consumed or it will probably be contributed into the fund, if the mediation solves itself sooner. But either way, that's why we took that charge to account for it this way.

Operator^  Mike Harrison, Seaport Research Partners.

Mike Harrison^  Hi, good morning. Just another clarification on the $30 million. Is that something that you could recoup at some point? I think you kind of classified it as a credit line which implies that it might be repaid at some point. Is that the expectation?

Doug Dietrich^  Our expectation right now, which is why we took the full charge for the $30 million, is that it will either be consumed over the next several months to fund the process going forward or if that mediation ends for some reason, it will be a contribution into the trust. So either way, I think it's going to be accounted for as fully consumed one way or the other into the process into the bankruptcy, Mike, if that helps.

Mike Harrison^  Okay. Understood. On the Engineered Solutions business, just the guidance that you're providing for Q3 and the 16% operating margin level, which is a lot lower than what you just reported here in Q2. You referenced that the mix is going to be normalizing. Can you give a little bit more color as to what was unusual about the mix in Q2 that would have such a dramatic impact sequentially on the margin performance?

Erik Aldag^  Yeah, Mike. Thanks. This is Erik. So it was the several equipment sales that we mentioned. That was the main contributor of the more favorable mix in the second quarter, relative to what we're expecting in the third. Part of that is driven by -- Doug alluded to the fact that some of these are outright sales and some of these are leases. So the ones in the second quarter happened to be outright sales and that gave a boost to the margins in the second quarter.

We have, I think, five to go or five planned equipment sales through the rest of the year, but most of those are structured as leases. So a little bit different of an impact on margin. And I will say, they're all including our refractory products. So they do provide a nice long-term recurring revenue stream for us in that way.

But mostly, I would say, it was the high-margin equipment sales in the second quarter, and then a little bit of energy as well. In terms of Q2 to Q3, we're seeing a little bit higher energy costs but those are the main margin differences.

Mike Harrison^  All right. And then I had a couple of questions on the pet care business. Did this product change over timing, did that pull volume forward into Q1 or is it going to push volume out into Q3? Or am I confused on the whole mechanisms and I shouldn't be thinking about it as different timing of volume hitting your P&L.

Doug Dietrich^  Yeah. So we certainly don't want to make a bigger deal of it than it is. This is -- so we had probably a few customers change over this quarter. The dynamics are different with each one. You're changing box types, artwork, pails, technology, et cetera. And in this case, it was with a larger customer that, as DJ I think mentioned, we're moving to a different technology.

So we had forecasted that would happen. Sometimes the timing of them and the duration of them are different. So it really wasn't anything out of the normal. We didn't pull anything in to fill up the stocks. And I will say, though, that after the changeover occurs, and that's why I think Erik is mentioning pet care volumes growing, two things are going to be happening in the back half of the year.

One, that changeover - one or two of those changeovers should be complete. Plus, we start to hit the high season for pet litter. The colder months are usually higher pulls. There's usually promotions that are going on late in the fall. And so, I think those -- once a couple of changeovers have moved through. And we'll likely have another one in the fall. But either way, that with the higher seasonal volumes will pull through, Mike. It's nothing out of the ordinary. It was just to highlight the comparison to last year.

Mike Harrison^  Got it. And then there was also a comment, Doug, in your remarks that you guys were launching a new global brand. Can you share some more details there?

Doug Dietrich^  Yeah. We've - let's see, how many brands? We have four brands in this company right now. So if you know how the business has been put together, it started as a $70 million business operating under - really not even a brand -- under the American Colloid ACC brand name, part of the Amcol acquisition. We bought, in 2018, a company in Europe called Sivomatic.

We purchased in 2021 another company called Normerica. And then in 2022 or '23, if my memory serves me, we bought a third company in Slovakia called Concept Pet.

So we have four different companies. And we've now integrated them into one global company that we use. And we're expanding now into Asia. So we've invested in infrastructure. We've invested in automation. We've invested in to make sure that these are the lowest-cost plants. They're all vertically integrated. We're starting to use those reserves globally to support customers, large customers that operate globally.

And so now that that integration is done, we think it's time to have that business, which is $400 million and our target is to grow it to over $500 million in the next two, three years, have its own identity. And one that our customers can refer to, whether they're in Asia, Europe, North America anywhere. And so we're kind of excited about that. We're working on it. And so stay tuned. I just wanted to give another brief advertisement on that brand name coming out. It should be coming out in the next couple of months.

Operator^  Kyle May, Sidoti.

Steve Ferazani^  Steve Ferazani on for Kyle. I appreciate the detail on the call this morning. I wanted to ask a little bit more on the strength in margin in the quarter. Obviously, you pointed out the product sales on the refractory side. But when I look at your bridge, looks like mix was a smaller piece, a lot of it came on the cost side.

Can you highlight a little bit more those efforts? And to get that kind of margin improvement in a relatively flat market is impressive. Is there more to go on the cost side?

Doug Dietrich^  Thanks, Steve. Thanks for the question. So yeah, margins were strong and we are ahead of our targets for the year. We highlighted that we'd be at 14% kind of for the year this year and our target was 15% for next year. And I think we're probably going to be right around a year early on that target.

But what's behind it is a couple of things. It's, yes, you saw that it's partially cost. And I think as we've seen that inflation stabilize over the past year, we've done a great job in terms of stabilizing that cost base. But I think that was a true reflection of what the company from a cost base really is in terms of profitability.

My comments were: this is a little bit different. We've invested in higher-margin markets. We've invested in technologies that are addressing more challenging issues, providing those solutions, which generate higher margins for us with the value we provide.

And so that mix story and that volume, so volume is coming from positions we're putting ourselves in a growing market. That's adding -- we're leveraging that volume and that price over a disciplined cost base. The mix is coming from, as we mentioned this quarter, we've got some high-tech equipment, but it's also coming from some of the consumer and the specialties. It's coming from animal health. It's coming from these personal care products. It's coming from bleaching. These are higher-margin products that we've invested in over the past few years.

The cat litter business is becoming, as we've integrated and invested in cost reduction, a higher-margin business as well, which is now steadily growing. So I think what you're seeing is the cost base, yes, we are gathering -- we are generating some benefits from cost. But it's a more stable cost base from where it was last year. And what you're seeing now is this mix and this volume really being leveraged and putting ourselves in higher-margin products. And that leads me to tell you, yes, there is more to go.

So as these products -- these higher-margin products continue to grow, they're growing at a faster pace, they will accrue to our margins. And we're going to be disciplined about that overhead spending, as you know us, and leverage all those new sales over that fixed cost base. So there's more to go.

Steve Ferazani^  Excellent. Thanks for that. On the free cash flow target of $150 million, sounds like you have more CapEx to go in the second half. So two-piece question. Where is the CapEx going in second half? And any risk to that $150 million target?

Erik Aldag^  I think we - thanks, Steve. This is Erik. I think we feel pretty good about that cash flow target, the cash from op target. The company is generating strong levels of cash flow and working capital is in good shape, the efficiencies are in good shape. In terms of the ramp-up in CapEx spend, I referenced a couple of the areas. But it's basically we've got four paper and packaging satellites being constructed and ramping up in the fourth quarter and into the first quarter of next year.

And we've got Minscans. Those are the refractory equipment. We've got completion of several of those units in the second half of the year. And then I would say, it's a handful of smaller kind of debottlenecking and automation projects that we're also working on. But we do expect it to ramp -- the CapEx to ramp up from the first half into the second half.

Operator^  David Silver, C. L. King

David Silver^  Yeah, thank you. Good morning. Maybe just to start -- hey, thank you. Maybe just to start, I'd like to get a little clarification on the most recent question about free cash flow for the year. But the $150 million target, as you're looking at it right now, is that inclusive of the $30 million line of credit for BMI? Or is that exclusive of that?

In other words, that's kind of a new element since the beginning of the year. Is it going to be $150 million even after allocating the $30 million, which I think you indicated was likely to be consumed by the rest -- by the end of this year?

Erik Aldag^  Thanks, Dave. Just as a matter of geography on the cash flow statement, that's going to go into the cash from investing, the $30 million, as a loan. It's going to be a cash outflow for the company.

David Silver^  Okay. Thank you for that clarification. Sticking with Erik, I was parsing some of the language in the press release and some of the things here today. And I'd like you maybe to comment on price cost from a company-wide perspective. But there is an element of price in your performance this quarter, year over year, let's say, and there's also an element of cost reduction.

So historically, we've been a little bit trying to catch up on price in an inflationary environment, and you've done a good job about that. But is there an element in the results this quarter where actually you were increasing prices at the same time you were reducing costs, like, let's say, for selected product lines? Or were the cost reductions elsewhere, maybe at the SG&A level? But just to comment on price cost and how that played into your results this quarter.

Erik Aldag^  Yeah. So I mean I'll just break it down. In terms of the cost favorability that we saw, it was split roughly. So we showed $8 million of favorability over last year in the bridge, split roughly evenly between energy, raw materials, and then productivity kind of variable conversion cost, fixed cost savings.

Pricing, we price on value. So the pricing opportunities that we have, we're pricing the products based on the value that we're providing to customers. But just to take a step back, when we laid out our margin improvement targets, the 15% target, we assumed 150 basis points was coming from price cost, 100 basis points was coming from fixed cost leverage, and 50 basis points was coming from growth in high-margin products, the improved mix of the portfolio.

And so I think in terms of what you're seeing in our margins so far, a lot of the margin improvement you've seen has come from the price cost and come from the improved mix benefit. That's just to say there's still a lot of room to go on the fixed cost leverage piece as we move forward, on the piece that's about leveraging our efficient fixed cost base with incremental volume as we grow.

Doug Dietrich^  And David, I think to also answer part of your question is, yes, it's both. While we're seeing costs normalize or even capturing some cost declines, we're able to continue to price with strength. And so as you saw, we had some favorable costs, and I think net price is up $3 million.

So there are pockets where, in our base products, we are increasing price because we're producing more value. The mix is coming from products that are higher priced, but they're also higher value, higher margin and then the cost pieces Erik just mentioned.

So I think we're putting that chart up, Erik's first chart, to show you that where the margin is coming from is exactly where we told you it would come from 1.5 year ago in our targets. And it's coming in that kind of ratio as well. And as we mentioned, we think there's more to go as these higher-margin products continue to grow.

David Silver^  Okay. Very good. Thanks for the color there. I did want to ask you a little bit more, if I could, about FLUORO-SORB. Earlier this year, the EPA did set content limits and timelines, which I considered very important milestones. And in your prepared remarks, you did touch on activity levels. But I am curious about what has happened or is there an inflection point in interactions and activity since the EPA has finalized the limits and the setup timeline.

In other words, is a certain subset of your potential end market moving more quickly to try to take advantage of improved technologies? Or has the level of engagement, in other words, is there an inflection point since the finalization of the EPA rules? Or is it more just a steady increase just related to overall interactions? So any inflection point from the customer side, customer engagement side since the finalization of the EPA rules?

Doug Dietrich^  Sure. Let me -- I'm going to pass it over to Brett. I guess, David, we've seen -- certainly seen a higher level of interest and activity [from the color]. You're looking for the inflection point that says, when does this thing become really huge. I think we're on that path. This is going to take some time. But yes, we have seen some increased interest, increased activity.

Let me have Brett take you through some of that color.

Brett Argirakis^  Sure. Hi, David. Thanks for the question. David, as you know, this regulation is a five-year process. So that takes us out to 2029. But absolutely, we are generating an increased level of inquiries. We've had over -- I think we mentioned last quarter, we've had over 100 pilot programs running.

We are seeing acceleration with local state and federal agencies. In fact, we've been invited by the US EPA, and we're currently negotiating with them on a Collective Research And Development Agreement and hope to finalize that shortly.

We're actively working with them, the EPA, on five utility pilots that are being supported under the bipartisan infrastructure law and EPA technical support group. And there's utilities that are participating in this program, which will evaluate PFAS removal from various medias, of course, GAC ion exchange and our FLUORO-SORB. In addition, we have four active full-scale drinking water systems running and four additional full-scale drinking water systems that are pending this year.

Internationally, we've also seen an uptick in active piloting of FLUORO-SORB in various European countries to remove PFAS from drinking water. And so based on our actual performance and piloting feedback, we're really confident in the FLUORO-SORB and we expect this to continue to move forward. The inflection point, not sure when that will happen. We're seeing it in a slower process throughout the product, and then over time, we should see revenues start to climb.

David Silver^  And then just a brief follow-up on that, Brett. But you did touch on international interest in your prepared remarks or in Doug's prepared remarks. Is it your expectation that the content limits will be as stringent as the US, more stringent, less stringent? What is your sense to how Europe might proceed relative to how -- or Europe or other geographies, how they might proceed relative to what the US EPA has done?

Brett Argirakis^  Yeah, sure. David, I'm not sure where it will end up, but I suspect it will be fairly similar to the US. We're seeing it in some responses in various countries. But as far as the where it ends up, my guess, at this point is similar.

Doug Dietrich^  Yeah, the US EPA guidelines are kind of the lowest detectable limits in parts per trillion. So we'd expect that to be probably similar around the world. But nonetheless, our FLUORO-SORB on its own is capable of removing PFAS to those levels.

And so regardless of what the guidelines are or the regulation is, we've got a great product to be able to take it down to non-detectable -- lowest detectable limits.

David Silver^  Okay. Fine. Thank you for that. And last question I have for DJ, and it would be maybe to just pick apart the Specialty Additives performance just a little bit. So I think this is the last quarter of kind of apples to oranges with the BMI revenues included in the prior year, et cetera. But if I strip it out, there's still kind of two consecutive quarters of maybe mid-single-digit revenue growth.

And I'm kind of scratching my head and I'm wondering, is that growth -- is that volume related from either start-ups or ramp-ups of new satellites? Is it pass-through of higher costs? Or is it actually passed through lower costs and the volume growth is higher? But just how would -- I'm thinking of the relationship between revenue growth on an underlying basis and profitability from PCC in the current environment or satellites in the current environment? Thanks

D. J. Monagle^  Yeah. So thanks for the question, David. Just a minor setting of the baseline. BMI, there's another quarter where BMI was in our results. So fourth quarter is when it was removed. But to the real meat behind your question, I would say that there's two things driving that.

The first is the paper and packaging satellites that have come online. So this year, we brought on one in China that was on top of a couple of others that came in last year. And then, as Doug had mentioned in his prepared remarks, we've got another three that are in construction. And so all of those are contributing to this.

There's also -- one of the items that's also under construction that we announced earlier, is a conversion to NewYield. And while that would not show you any more volume or revenue per se, would show an increase in margin as we convert to these more value-added products.

So that's also helping in those regards. And I give that as an example. There are several other examples that would contribute to that. The other gem performance that we've got, David, is our West Coast operation has had terrific volume. And so there's -- it's mostly through the construction industry, but it's also just in general great performance by that plant and some product modifications that we've made that meet the market needs. So that's also contributing to the volume growth as well.

So one more quarter for the comparisons of BMI, steady growth coming from the paper and packaging satellites. Lucerne Valley continues to perform quite well. And the pipeline for the paper business is extremely strong. So I'm hoping that I'll be saying the same sorts of things as we talk in the quarters to come.

I would say the pipeline has got a couple of dozen opportunities in it, mix of packaging, and paper probably 30%-plus of those opportunities of packaging. Quite a few of them are NewYield opportunities. And so the long-term looks pretty strong as well.

Operator^  Mike Harrison, Seaport Research Partners.

Mike Harrison^  Just one more, quick one for me following up on David's question on the paper PCC business. I'm just curious there, you have some contractual pricing mechanisms within that business. And there were several quarters if we go back to a couple of years ago where costs were going up a lot faster than pricing. Your margins were being negatively impacted by that.

At this point, have you recaptured those higher costs and you've got margins back at a normal level? Or are you at a point right now where costs are actually moving lower while prices are stable or still moving higher such that you're getting some unusual strength in the margin performance of that paper PCC business?

Erik Aldag^  Yeah, Mike, this is Erik. So I would say we're back to kind of normal pass-through cadence. And in fact, our pricing, with European energy rates coming down, our PCC or our paper and packaging pricing came down a bit in the quarter, in the $1 million range. So absent that, our overall pricing would have been a little higher. But it's now more of a normal kind of cadence for the price pass-through mechanisms from that business.

Doug Dietrich^  Yeah, a couple of dynamics, Mike, that have happened. Historically, just reiterate here that these prices in some of our older contracts are set on an annual basis or semiannual basis. As they've renewed over the past several years, we've changed that to a tighter alignment with those costs, whether it's a quarter and sometimes a month.

So we saw some of that delay on the way up, and we had some of that lag on the way down, but as Erik mentioned, we're largely through that. I think now there's maybe some regional ups and downs that are happening, but it's a normal cadence right now. And I think you're seeing what's really reflecting the normal margins of this business.

That said, we have some new products coming out like NewYield, we've got some packaging, and those can tend to generate higher margins. So we have some upside there in the future.

Operator^  At this time, we do not have any further questions. I would like to turn the call back to Mr. Dietrich for any closing remarks.

Doug Dietrich^  Everyone, thank you very much for joining the call today. We apologize for any technical issues that caused for some of you, it sounds like. What we will do is make sure that there's a very clear replay for you posted on our website and make sure that the transcript reflects that clarity.

Thank you very much for joining today. And we'll talk to you again in three months.